Exhibit 99.1

FOR IMMEDIATE RELEASE

_________________

INVESTOR CONTACT:
Steven M. Goldschein
516 608-7000

SYSTEMAX SETTLES SHAREHOLDER SUITS

PORT WASHINGTON, NY, May 17, 2006 – Systemax Inc. (NYSE:SYX), a leading distributor and manufacturer of PC hardware, related computer products and industrial products in North America and Europe, announced today that the Company, its directors and Chief Financial Officer have entered into a stipulation of settlement with the shareholder plaintiffs who had filed derivative complaints in 2005 alleging misconduct in connection with the Company’s restatement of its 2004 financial results. Pursuant to such settlement, which is still subject to federal court approval, the Company will adopt certain changes to its corporate governance policies. As part of the settlement, the Company has also agreed to pay $300,000 for the plaintiffs’ legal fees.

This settlement, if approved, will result in a release of all claims against the defendants and the dismissal with prejudice of the derivative complaint filed on May 25, 2005 in federal district court and derivative complaints filed on June 3, 2005 and June 6, 2005 in New York state court.

Richard Leeds, Chairman and Chief Executive Officer of Systemax, commented “Although we believe the allegations of misconduct are unfounded, the Company has determined that it is in its best interest to settle these lawsuits.” Mr. Leeds also said that he believed the new corporate governance policies agreed in the settlement would be beneficial to the Company and its shareholders.

The governance changes detailed in the settlement agreement include the following:

•	The Company will create the new position of Lead Independent Director, to be elected by the independent directors. The Lead Independent Director will serve on the Executive Committee and be responsible for coordinating the activities of the independent directors including developing the agenda for and moderating sessions of the independent directors, advising as to an appropriate board meeting schedule, providing input on board and committee meeting agendas, advising as to the flow of information to the independent directors, recommending the retention of consultants who report directly to the Board, assisting the Board and officers in assuring compliance with and implementation of the Company’s corporate governance policies and being principally responsible for recommending revisions to such policies.

•	The Board’s independent directors shall meet separately in executive sessions, chaired by the Lead Independent Director, at least quarterly.

•	Directors standing for re-election at the next annual meeting shall be required to receive a majority of the votes cast to retain their positions on the Board.

•	The Nominating & Corporate Governance Committee and the Compensation Committee shall be comprised exclusively of independent directors by the end of 2006.

•	The Audit Committee shall conduct a re-proposal for the Company’s independent auditors at least once every five years. The Company’s independent auditors shall not provide any consulting services except for tax consulting services. The Audit Committee shall review the appropriateness and accounting treatment of all related party transactions, including corporate acquisitions and sales of assets of greater than $300,000. The Company’s Directors of Internal Audit shall report directly to the Company’s Chief Financial Officer and the Audit Committee at least four times per fiscal year, or more often as necessary.

•	Other matters include limitations on other boards on which the CEO can serve, committee authorization to independently engage consultants, minimum numbers of meetings for certain committees, and maintenance and circulation of Board and committee minutes.

Systemax Inc. (wwwsystemax.com) employs a system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell PC hardware, related computer products, electronic and industrial products in North America and Europe. Systemax is a Fortune 1000 company.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to the Forward Looking Statements section contained in Item 7 of the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.